Exhibit 99.2

Pixelworks, Inc. Q4 2021 Conference Call
February 10, 2022

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2021 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry of Shelton Group Investor Relations.
Brett Perry
Thank you. Good afternoon and thank you for joining today’s call. With me on the call is Pixelworks President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the fourth quarter of 2021.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 10, 2022. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2020, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets, stock-based compensation expense, restructuring expense and gain on loan extinguishment.
The Company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, I would refer you to the Company’s press release issued earlier today.
With that, it’s a pleasure to turn the call over to Todd for his opening remarks.
Todd DeBonis
Thanks, Brett, and good afternoon or morning to everyone on the phone and webcast.
As reported in today’s press release, we closed out the year with another consecutive quarter of growth and increasing momentum entering 2022. Total revenue in the fourth quarter was up 72% year-over-year, and mobile revenue was another record, growing 29% sequentially and 194% over the year-ago quarter. For the full year, total revenue increased 35% with mobile revenue growing 203%.
In addition to strong top-line growth, gross margin expanded throughout the year as a result of improved overhead absorption as well as our ability to pass on a majority of higher semiconductor material costs to customers. Gross margin was particularly strong in the fourth quarter, due to product mix and recognition of license revenue from a mobile customer for our Soft Iris solution that covers several phone models.

With regards to our progress with our China based subsidiary, Pixelworks Shanghai, we are continuing to build-out a strong, local leadership team. Earlier this week, we announced the appointment of two highly experienced executives to our Shanghai organization. The first is our new senior VP of Operations, Frank Liu, who brings extensive experience from similar prior roles at Dialog Semiconductor, MStar, TSMC and Skyworks Solutions. We also appointed Linna Liu, as CFO and Senior VP of Finance of Pixelworks Shanghai. Most recently Linna served as the interim CFO and GM for NTT Data Systems, and prior was the Global CFO of Chemtex Chemical Engineering.
Together with the restructure and financing of our Shanghai subsidiary, these most recent appointments are an important element to establishing independence for our Pixelworks Shanghai subsidiary. We remain on track to be positioned to submit our application as early as the latter part of 2022.
Turning to a review of activity across our primary end markets. Our Mobile business had another strong quarter, with revenue increasing 29% sequentially and over 190% year-over-year. Q4 represented the sixth consecutive quarter of sequential growth, with record revenue contribution from both our visual processors and software-only solutions.
Briefly highlighting several announced wins since our prior conference call. Two multi-year customers, OPPO and OnePlus both introduced new models incorporating our Soft Iris solution. OPPO launched the brand’s first-ever foldable smartphone, the OPPO Find N, leveraging our patented high-efficiency color and brightness calibration technology. Then, OnePlus launched the 10 Pro smartphone utilizing our latest Pro Software solution, including features such as absolute color accuracy, professional brightness calibration and ambient color correction.
On the visual processor hardware side, vivo launched three next-gen series of its iQOO smartphones. In December, vivo launched the iQOO Neo 5S as a refresh of the Neo 5, which was our first-ever win with vivo iQOO in early 2021. The iQOO Neo 5S incorporates our X5 Pro visual processor coupled with Qualcomm’s Snapdragon 888 platform, enabling overall high performance and an ultra-premium 120 Hz visual display experience for gaming.
In January, vivo launched its iQOO 9 and iQOO 9 Pro, each also incorporating our X5 Pro visual processor. Specific to the 9 Pro flagship model, it features 6.78 inch curved flexible AMOLED screen with LTPO controller capable of 1-120Hz variable frame rate adjustment at maximum resolution of 1400 x 3200 pixels. Potentially even more distinguishing in terms of the uniquely high performance of this smartphone – the iQOO 9 series has been designated as the official smartphone partner of King Premier League (KPL), which is a dedicated competition for the single most popular game in China, Honor of Kings. Acknowledging this doesn’t have a lot of meaning for those here in the U.S., I don’t believe there’s ever been an equivalent – the game Honor of Kings is estimated to have 100 million active daily users.
As discussed on previous calls, mobile gaming has become a dominant market trend on which nearly all OEMs are keenly focused and attempting to capitalize. However, when combined with the industry’s ongoing rapid adoption of more advanced display panels capable of HDR, higher resolution and higher frame rates – mobile gaming introduces a series of system-level and display optimization challenges, most notably resulting in undesirable power consumption and excessive heat. Even the newest, premium applications processors do not overcome these challenges – just consider the iQOO smartphones that I just mentioned. The solution is a distributed visual processing architecture and utilizing Pixelworks’ dedicated visual processors that offload intensive High Frame Rate (HFR) processing and upscaling from the AP and GPU.
While we’ve convincingly proven the benefits of our solution through a growing number of design wins for our X5 visual processor, we are constantly driving to challenge perceived limitations and raise the bar on the leading edge of display innovation in high-quality, high-efficiency visual processing. Our advanced algorithm team’s effort and our visual processor roadmap reflect this ambition. As such, we formally introduced our X7 mobile visual processor, which we believe will redefine the immersive visual performance for gaming on a mobile device. Our X7 visual processor incorporates significant upgrades to the visual enhancement features we’ve offered in previous generations, and also adds several completely new, game-changing capabilities – Low Power Super Resolution and our new Ultra-Low Latency MotionEngine technology which provides additional Ultra low latency, HFR modes while improving overall Picture Quality (PQ).
The Low Power Super Resolution feature leverages advanced and proprietary algorithms to boost content resolution from low resolution to high resolution, yet while allowing the mobile device to remain in a low power consumption state. This provides users with significantly enhanced visual quality for what are frequently low-resolution games and simultaneously extends the length of time a game can be played before requiring recharging.
Then, the Ultra-Low Latency MotionEngine in our X7 processor is the most innovative and advanced feature that we’ve introduced in a chip to date. Based on Pixelworks’ fundamental, industry-leading motion estimation and motion compensation (MEMC) technology, our latest MotionEngine is specifically designed and optimized for increasing the frame rate of gaming content. In addition to producing superior high frame rate motion, we’ve coordinated with Unity’s gaming engine platform on an integrated solution to provide the X7 with a unique ability to dramatically reduce the latency during

HFR conversion while improving the overall PQ. Unlike a streaming video, processing frames with low latency is critical for competitive gaming, where user interaction frequently and rapidly influences the next frame of content. Notably, the X7’s offloading of processing from the GPU can also dramatically lower power consumption, extending the length of time a user can enjoy sustained high frame rate gaming on their mobile device.
Our X7 visual processor enables dramatically improved video and image quality on both LCD and OLED screens, with support for refresh rates of up to 180 frames per second. We are on track to release our X7 for commercial production in Q1 and expect the first models incorporating the processor to be launched in the Q3 timeframe.
Our mobile growth strategy has evolved over the years and is now focused around three key objectives – first, cultivating and expanding an ecosystem that positions Pixelworks technology as the default solution; second, the expansion of programs, customers, and applications; and third, providing unique capabilities and differentiation to each of our strategic customers. We’ve made consistent progress in all three of these areas in recent quarters.
Related to ecosystems, we continue to actively collaborate with Unity and its gaming engine platform on the integration and testing of our gaming SDK that enables gaming customers to target the utilization of our X7 Motion Engine. Another element of our cooperation with Unity has been joint outreach and engagement of leading mobile game creators and studios in support of our shared goal, which is to bring an immersive gaming experience to the mobile environment.
Separately, in December we announced a new cooperation and ISV agreement with MediaTek. This is a meaningful milestone, as historically our visual processing technology has been exclusively incorporated into mobile devices built on a Qualcomm platform. The cooperation with MediaTek represents an opportunity for significant expansion of our mobile SAM, as it will extend the availability of Pixelworks’ advanced visual display processing to mobile products based on MediaTek’s Dimensity 5G Open Resource Architecture. Thus far, our team’s initial collaboration efforts have been progressing well and at a relatively fast pace. We expect several new models from multiple customers to be announced this year.
More broadly with respect to expansion of mobile programs and customers, our current pipeline of active mobile engagements is the strongest it has ever been. Our initial win with the 3rd tier-one mobile OEM that we have previously mentioned is currently slated for launch in the current quarter. Additionally, we believe we can secure engagements with four tier-one mobile customers and expand into adjacent unique, personal display markets by year end.
Shifting to TrueCut, which as most of you know has been in development for several years. In mid-December, we formally launched the TrueCut Motion platform. While the underlying fundamental motion grading technology and algorithms for TrueCut have existed and innovated upon for years, our announced launch marks the availability of a commercially ready platform capable of providing a true end-to-end solution. This includes both a new content delivery format and structure for implementing device-based certification. For those who would like to better understand what TrueCut Motion is all about, we recently published a new TrueCut section on our website that I would encourage you to visit.
In conjunction with the Consumer Electronics Show, in early January we announced another significant milestone in announcing our collaboration with TCL. TCL is the first device manufacturer to join and publicly endorse the TrueCut Motion ecosystem. In addition to being one of the world’s largest and fastest growing TV manufacturers, TCL has demonstrated a track record of technology-firsts – including the first TV brand to introduce quantum dot displays, the first to introduce mini-LED backlight technology and the first TV brand to incorporate Roku TV. Today, we are both actively promoting and co-marketing with the intent to expand the TrueCut ecosystem. While simultaneously supporting plans to bring the TrueCut Motion platform to TCL TVs in North America.
As an end-to-end platform technology, realizing TrueCut’s potential relies on firm acceptance from an ecosystem of partners – from content creators and postproduction to content distributors and device manufacturers – many of which are focused on or motivated by different objectives but with one consistent belief – “that High Frame Rate immersive content needs to be created in order to take advantage of the the technology that currently exists in display devices”. This ecosystem collaboration will be able to deliver enhanced high resolution, HDR video with incredible motion, while consistently preserving the artistic intent of the filmmaker regardless of the type or size of the screen – and all without the consumer having to manually adjust display settings on his/her device. Today and throughout 2022 our primary focus with TrueCut is on building-out a supportive ecosystem. TCL is simply the first partnership that has agreed to being named publicly, however we continue to be in various stages of discussions and evaluations with several market leaders as part of building-out the Truecut Motion ecosystem. As we make progress new ecosystem partners will be announced.
In the Projector business, we’ve continued to see further extension of the recovery in both customer and end market demand. Although revenue was down single-digits sequentially following a strong snap-back in 2Q and 3Q, our fourth quarter Projector business was up over 38% year-over-year. For the full year, Projector revenue grew 20%, which understates demand and largely reflects a function of supply limitations. Pixelworks’ ability to supply projector SoCs has remained tight, but we’ve continued to be successful in mitigating any major impacts. The more prevalent real-time constraints in the fourth quarter and entering 2022 primarily relate to the broader supply chain and our customers’ ability to source adequate supplies of other required components.
Given this back drop we expect Q1 to be consistent with Q4 demand bucking the traditional seasonality of the projector business. Looking beyond Q1, we have good visibility and strong indications from customers, including existing bookings that extend through the end of 2022. We also have a healthy pipeline of design-in activity, while simultaneously working to migrate certain customers away from legacy SoCs to a smaller number of newer products. Although supply chain dynamics will dictate the pace, we believe the projector business will continue to recover with year-over-year growth in 2022.
In summary, The Pixelworks team did an outstanding job during a challenging year with exceptionally strong growth in our mobile business and a recovery in our projector businesses. The realignment of our Pixelworks Shanghai subsidiary and continued progress in preparation for a local listing was also a significant accomplishment. Our organization has executed extremely well as we continue to expand our executive team and bring on exceptional new talent at Pixelworks Shanghai in support of mobile and other adjacent opportunities. Pixelworks is in a great position to execute our growth initiatives this year.
Before handing the call over, I want to briefly introduce and welcome Haley Aman, as our recently appointed CFO. Haley has been with Pixelworks for more than a decade and served in various financial roles during her tenure, most recently as the leader of our finance and accounting team. She has also been integral to spearheading several of the organizational transitions we’ve undertaken as part of realigning our Pixelworks Shanghai subsidiary. It’s great to have her as a member of the executive leadership team. With that, I’ll turn the call over to Haley.
Haley Aman
Thank you, Todd.
It’s great to be here and be joining you today as Pixelworks CFO. I’m really looking forward to meeting and speaking with many of you over the coming months and quarters.
Revenue for the fourth quarter of 2021 was $16.6 million, an increase of 9% from $15.2 million in the third quarter of 2021, and an increase of 73% from $9.6 million in the fourth quarter of 2020. As Todd previously highlighted, the sequential increase was driven by continued growth and record revenue in our mobile business. Year-over-year, the increase reflected a combination of strong mobile growth and an ongoing recovery in the projector market.
The breakdown of revenue in the fourth quarter was as follows:
•Revenue from Mobile increased 29% sequentially and 194% year-over-year to approximately $6.2 million, representing 37% of total revenue. Although we don’t provide a detailed breakout between sales of our visual display processors and software solutions, both reached quarterly records with hardware continuing to represent the majority of our mobile revenue in the quarter.
•Revenue from Digital Projector was approximately $8.1 million, down single-digits from the third quarter, but up 38% year-over-year and consistent with the recovery we continue to see in customer and end market demand.
•Video Delivery revenue was approximately $2.2 million in the fourth quarter.
Non-GAAP gross profit margin expanded to 55.0% in the fourth quarter of 2021 from 53.1% in the third quarter of 2021, and 49.6% in the year-ago quarter. Fourth quarter gross margin was at the high-end of our historical range and benefited from license revenue related to our mobile software solution. As communicated in recent quarters, we continue to execute on initiatives to mitigate the higher material costs that have been observed across the industry. To date, we’ve largely been successful at passing through most of these cost increases to our customers. We continue to closely manage these costs as well as our pricing as part of our target to maintain gross margins that are consistent with our historical range in the low 50s.
Non-GAAP operating expenses were $11.0 million in the fourth quarter compared to $10.1 million last quarter and $9.5 million in the fourth quarter of last year. The increase in operating expenses over the comparison periods was primarily driven by annual merit increases and increased headcount.
On a non-GAAP basis, fourth quarter 2021 net loss was $1.4 million, or a loss of ($0.03) cents per share, compared to a net loss of $2.2 million, or a loss of ($0.04) cents per share, in the prior quarter, and a net loss of $4.9 million, or a loss of ($0.11) cents per share, in the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter of 2021 was a negative $1.1 million, compared to a negative $1.6 million in the third quarter of 2021 and a negative $3.8 million in the fourth quarter of 2020.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $61.6 million and our total assets and liabilities remained largely unchanged from the prior quarter.
Shifting to our current expectations and guidance for the first quarter of 2022.
Consistent with the comments made in our preliminary results release, we expect the first quarter to be better than typical seasonality with total revenue anticipated to be in a range of between $15.5 million and $17.5 million. This expected range at the midpoint would equate to revenue being approximately flat sequentially and represent growth of more than 75% year-over-year.
Non-GAAP gross margin in the first quarter is anticipated to be between 50.0% and 52.0%. First quarter gross margin is expected to reflect a significantly larger mix of chip revenue versus licensing revenue, as compared to the most recent quarter.
Additionally, we expect operating expenses in the first quarter to range between $11.5 million and $12.5 million on a non-GAAP basis. The anticipated sequential increase in operating expenses for the first quarter primarily reflects our ongoing hiring plans as well as incremental development costs.
Lastly, we expect first quarter non-GAAP EPS to be in a range of between a loss of ($0.09) cents per share and a loss of ($0.05) cents per share.
That completes our prepared remarks, and we look forward to taking a few of your questions. Operator, please proceed with the Q&A session. Thank you.